EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Michael W. Rogers	Brooke D. Wagner
Exec. VP and Chief Financial Officer	VP, Corp. Communications
(781) 861-8444	(781) 402-3410

INDEVUS PHARMACEUTICALS ANNOUNCES FISCAL 2006

YEAR END AND FOURTH QUARTER RESULTS

LEXINGTON, MA, December 7, 2006 – Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced its consolidated results of operations for the fiscal year and the three-month period ended September 30, 2006.

The Company reported fiscal 2006 consolidated revenues of $50.5 million, an increase of 51% from fiscal 2005 revenues of $33.3 million. For the three-month period ended September 30, 2006, the Company reported consolidated revenues of $15.2 million, an increase of 50% from the three-month period ended September 30, 2005.

For fiscal 2006, the Company reported a consolidated net loss of $50.6 million or $1.02 per share, compared to a consolidated net loss of $53.2 million or $1.13 per share for fiscal 2005. For the three-month period ended September 30, 2006, the Company reported a consolidated net loss of $14.0 million or $0.25 per share, compared to a consolidated net loss of $12.6 million or $0.27 per share for the three-month period ended September 30, 2005.

At September 30, 2006, the Company had consolidated cash, cash equivalents and marketable securities totaling approximately $76.1 million.

“I am extremely pleased with our performance in Fiscal 2006,” said Glenn L. Cooper, M.D., chairman and chief executive officer of Indevus. “Over the past year we have achieved virtually every milestone on or ahead of the schedule we set for ourselves. We have continued to build momentum and I am very optimistic that in Fiscal 2007 we will continue to execute on our strategy of building a leading urology and men’s health specialty biopharmaceutical company.”

“During the past year we have made marked advancements in our clinical pipeline,” said Dr. Cooper. “The tremendous results from our SANCTURA XR™ Phase III clinical program and our subsequent NDA filing set the stage for an exciting product launch in 2007. We have made significant strides in establishing Indevus as a potential leader in the men’s health market with the completion of enrollment in our pharmacokinetic trial for NEBIDO® and the acquisition of DELATESRYL®. We are also optimistic about the positive results of our pagoclone Phase II study in stuttering and the upcoming initiation of our Phase III clinical program. Finally, our recent outlicensing of aminocandin to Novexel, a spin-out of sanofi-aventis, enables the Company to further sharpen its strategic therapeutic focus on urology and men’s health, yet retain a meaningful economic interest in aminocandin’s success.”

2006 Highlights

— In January, the Company completed its acquisition of the U.S. rights to DELATESTRYL from Savient Pharmaceuticals. DELATESTRYL is a short-acting injectable testosterone therapy for the treatment of male hypogonadism that is strategically aligned with the Company’s plans to market its long-acting injectable testosterone product, NEBIDO.

— In March, the Company began enrollment in a pharmacokinetic trial for NEBIDO, a long-acting injectable testosterone preparation for the treatment of male hypogonadism. The trial, which was fully enrolled in June, is expected to be completed in the second quarter of calendar 2007.

— In May, the Company announced results from its Phase II clinical trial for pagoclone in persistent developmental stuttering. Results from the trial showed that pagoclone produced a statistically significant benefit in multiple primary and secondary endpoints compared to placebo. As a result of the positive results and promising feedback from the FDA, the Company announced in September that it was preparing to initiate a Phase III clinical program in 2007.

— In June, the Company announced data from the first of two Phase III clinical trials with SANCTURA XR for overactive bladder. The data showed that SANCTURA XR met all of its primary endpoints and established a new benchmark for tolerability in the treatment of overactive bladder.

— In July, the Company completed an underwritten public offering of 8,050,000 shares of common stock with net proceeds to the Company of $35.0 million.

— In July, the Company announced positive data from the second Phase III clinical trial for SANCTURA XR in overactive bladder. The compound again achieved its primary endpoints and confirmed the landmark tolerability profile seen in the first trial with an overall dry mouth incidence of 10.7% across both Phase III trials.

— In October, the Company announced that it had submitted an NDA to the U.S. Food and Drug Administration seeking approval for SANCTURA XR to treat patients with overactive bladder. As a result of the NDA submission, the Company received a $10 million milestone payment from Esprit Pharma, the Company’s partner in the U.S. for SANCTURA® and SANCTURA XR.

— In December, the Company announced that it out-licensed the worldwide rights to aminocandin to Novexel, a spin-out of sanofi-aventis. The terms of the agreement provide the Company with an up-front payment of $1.5 million, payment of $2.0 million upon initiation of Phase II clinical trials, potential milestones totaling an additional $41.0 million and royalties on all future sales of aminocandin. The Company is also relieved from making significant milestone and royalty payments to its licensor and Novexel will be responsible for all future development, manufacturing and commercialization activities and costs.

Financial Results

Total consolidated revenues during fiscal 2006 were $50.5 million, an increase of 51% from fiscal 2005 revenues of $33.3 million. Fiscal 2006 revenue consisted primarily of $15.0 million of revenues received in connection from product sales of SANCTURA to the Company’s partner, $13.4 million from the amortization of upfront and milestone revenue for SANCTURA received from the Company’s partner, $7.7 million of SANCTURA royalties, $8.8 million in sales force subsidy and $2.7 million from net sales of DELATESTRYL.

Cost of product revenue increased 129% to $19.7 million in fiscal 2006 from $8.6 million in fiscal 2005. Fiscal 2006 cost of product revenue relates primarily to sales of SANCTURA sold to the Company’s partner at cost and costs related to sales of DELATESTRYL.

Fiscal 2006 research and development expenses were $43.2 million, an increase of 41% compared to $30.6 million in fiscal 2005. Research and development expenses consisted primarily of costs related to the development of the Company’s product and product candidates including SANCTURA XR, NEBIDO and pagoclone.

Marketing, general and administrative expenses for fiscal 2006 declined 14% to $36.0 million compared to $42.0 million for fiscal 2005. The decrease is primarily due to decreased marketing costs related to SANCTURA.

Interest expense for fiscal 2006 included $5.2 million related to the Company’s outstanding Convertible Notes.

Conference call and webcast

The Company will hold a conference call and webcast to discuss these results at 9:00 AM eastern time on December 7, 2006. The live call may be accessed by dialing 866-356-4441 from the U.S. and Canada, and 617-597-5396 from international locations. The participant passcode is 31573151. A replay of the call will be available beginning at 11:00 AM on December 7, 2006 and lasting until 12:00 AM on January 5, 2007. To access the replay, please dial 888-286-8010 from the U.S. and Canada, and 617-801-6888 from international locations, using the passcode 77475523.

The press release and the live webcast will be accessible by visiting the Investors section of the Company’s website, http://www.indevus.com. An archived version of the call will be accessible at the same web address for 30 days following the live call.

About Indevus

Indevus is a biopharmaceutical company engaged in the acquisition, development and commercialization of products to treat urological, gynecological and men’s health conditions. The Company’s marketed products include SANCTURA for overactive bladder and DELATESTRYL to treat male hypogonadism. The compounds in development include SANCTURA XR, the once-daily formulation of SANCTURA. NEBIDO, for male hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually-transmitted pathogens, IP 751 is for interstitial cystitis, pagoclone for stuttering, and aminocandin, which the Company recently out-licensed to Novexel.

About SANCTURA and SANCTURA XR

SANCTURA® and SANCTURA XR™ belong to a class of anticholinergic compounds known as muscarinic receptor antagonists. These compounds relax detrusor smooth muscle tissue found in the bladder, thus decreasing bladder contractions. Overactive or unstable detrusor muscle function is believed to be the cause of overactive bladder.

SANCTURA and SANCTURA XR possess a quaternary ammonium structure that may be instrumental in the low incidence of CNS side-effects. At therapeutic concentrations in vitro, SANCTURA does not interact with drugs metabolized by the Cytochrome P-450 system, a metabolic pathway commonly associated with drug-drug interactions, and the majority of the absorbed dose is excreted largely unchanged into the urine.

Patients who have urinary retention, gastric retention, uncontrolled narrow-angle glaucoma or hypersensitivity to SANCTURA should not use SANCTURA.

About DELATESTRYL

DELATESTRYL® is an injectable testosterone preparation for the treatment of male hypogonadism. DELATESTRYL is contraindicated in men with carcinomas of the breast or with known or suspected carcinomas of the prostate.

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA® and SANCTURA XR™; the early stage of products under development; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA, SANCTURA XR and NEBIDO®; risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR; dependence on third parties for manufacturing, marketing, and clinical trials; competition; need for additional funds and corporate partners, including for the development of our products;

failure to acquire and develop additional product candidates; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; our reliance on intellectual property and having limited patents and proprietary rights; dependence on market exclusivity; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; and other risks.

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INDEVUS PHARMACEUTICALS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and twelve months ended September 30, 2006 and 2005

(Amounts in thousands except per share data)

	For the three months ended September 30,		For the twelve months ended September 30,
	2006	2005	2006	2005
Total revenues	$15,177	$10,103	$50,452	$33,336

Costs and expenses:
Cost of revenues	7,356	864	19,692	8,593
Research and development	12,320	13,149	43,203	30,597
Marketing, general and administrative	9,285	7,270	36,009	41,983

Total costs and expenses	28,961	21,283	98,904	81,173

Loss from operations	(13,784)	(11,180)	(48,452)	(47,837)

Investment income	1,057	932	3,505	3,142
Interest expense	(1,292)	(1,292)	(5,170)	(5,170)
Minority interest and other	(2)	1	(437)	(182)

Loss before income taxes	(14,021)	(11,539)	(50,554)	(50,047)
Provision for income taxes	—	(1,021)	—	(3,171)

Net loss	$(14,021)	$(12,560)	$(50,554)	$(53,218)

Net loss per common share:
Basic and diluted	$(0.25)	$(0.27)	$(1.02)	$(1.13)

Weighted average common shares:
Basic and diluted	55,734	47,017	49,411	46,977

INDEVUS PHARMACEUTICALS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	September 30, 2006	September 30, 2005
Cash, cash equivalents and marketable securities	$76,125	$101,217
Other assets	16,182	11,314

Total assets	$92,307	$112,531

Convertible notes	72,000	72,000
Deferred revenue	127,474	142,308
Other liabilities	17,163	13,365

Capital	348,345	306,979
Accumulated deficit	(472,675)	(422,121)

Total stockholders’ deficit	(124,330)	(115,142)

Total liabilities and stockholders’ deficit	$92,307	$112,531